Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The following description of the capital stock of Pulse Biosciences, Inc. (“us,” “our,” “we” or the “Company”) is a summary of the rights of our capital stock and summarizes certain provisions of our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K, as well as to the applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock consists of 550,000,000 shares, with a par value of $0.001 per share, of which:

-  500,000,000 shares are designated as common stock; and

- 50,000,000 shares are designated as preferred stock.

Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally and do not have cumulative voting rights. Subject to the preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of the company to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. The holders of shares of common stock have no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our common stock is listed on the Nasdaq Stock Market under the symbol “PLSE.” The transfer agent and registrar for our common stock is Broadridge Corporate Issuers Solutions, Inc.

Preferred Stock

The following description of preferred stock is not complete. These descriptions are qualified in their entirety by reference to our certificate of incorporation and the certificate of designation relating to any series of preferred stock. The rights, preferences, rights and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors may designate the powers, designations, preferences, and relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation or any series. There are no restrictions presently on the repurchase or redemption of any shares of our preferred stock.

The issuance of shares of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing additional preferred stock could include one or more of the following:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing changes in control or management of our company.

Registration Rights

Warrant Holders’ Rights Agreement

In connection with a private placement offering of shares of common stock and an Investment Banking Agreement dated September 30, 2014, we entered into a Registration Rights Agreement for Warrants, dated November 6, 2014, with MDB Capital Group, LLC (“MDB”) pursuant to which we agreed, upon request, to file a registration statement to cover the resale of up to 299,625 shares of common stock issuable upon exercise of warrants, and to keep such registration statement effective for 12 months starting from the date of effectiveness of such registration statement.

Underwriters’ Warrants

In connection with the Underwriting Agreement, dated May 17, 2016, between the Company and MDB, as representative of the underwriters, we issued warrants to purchase up to 575,000 shares of our common stock. Pursuant to such warrants, we agreed, upon request, to file a registration statement to cover the resale of shares issuable upon exercise of such warrants, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.

Purchase Agreements

On February 7, 2017, we entered into a Purchase Agreement (the “February Purchase Agreement”) with certain investors pursuant to which we issued and sold in a private placement a total of 819,673 shares of common stock. Pursuant to the February Purchase Agreement, we agreed to file a registration statement to cover the resale of the shares issued to the investors, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.

On September 24, 2017, we entered into a Purchase Agreement (the “September Purchase Agreement”) with an investor pursuant to which we issued and sold in a private placement a total of 2,000,000 shares of common stock. Pursuant to the September Purchase Agreement, we agreed to file a registration statement to cover the resale of the shares issued to the investor, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

Those provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws provide for the following:

•

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

•

Stockholder Meetings. Our bylaws provide that in general a special meeting of stockholders may be called only by our board of directors, the chairman of our board of directors, any of our officers, or any stockholder holding at least fifteen percent (15%) of the voting power of the capital stock issued and outstanding and entitled to vote.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

•

Limits on Ability of Stockholders to Act by Written Consent. We have provided in our bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

•

Amendment of Certificate of Incorporation and Bylaws. The amendment of the above provisions of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers, and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s outstanding voting stock within three years prior to the determination of interested stockholder status.